Exhibit 99.1

NEWS RELEASE

For immediate release

Navient to acquire $8.5 billion in federal student loans from Wells Fargo

NEWARK, Del., Nov. 13, 2014 —Navient (Nasdaq: NAVI), the nation’s leading loan management, servicing and asset recovery company, and Wells Fargo & Company (NYSE: WFC) today announced that they have reached agreement for Navient to purchase a portfolio of federally guaranteed student loans from Wells Fargo totaling $8.5 billion in principal balance.

“We’re delighted to offer our deep expertise to benefit more than half a million new customers,” said Jack Remondi, president and CEO, Navient. “We’re also pleased to deliver on a key business objective to leverage our servicing scale and grow our portfolio. As the new name in student loan servicing, Navient is committed to working in close partnership with Wells Fargo to implement best practices that ensure an easy transition and support customer success.”

Navient is the largest servicer of federal and private education loans and, with this transaction, will service more than $310 billion in student loans. Navient anticipates converting a majority of the purchased loans to its servicing platform in 2015. Rates, terms, and benefits will remain unchanged. In the coming months, customers will receive personalized communications to ensure a smooth transition.

The purchase consists of whole loans originated under the Federal Family Education Loan Program (FFELP) before it ended in 2010. The acquisition is expected to close in a series of transactions, substantially all of which will be completed in the fourth quarter 2014, subject to customary closing conditions. The acquisition will be financed in part by a new asset-backed commercial paper facility arranged by Wells Fargo Bank N.A.

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About Navient

As the nation’s leading loan management, servicing and asset recovery company, Navient (Nasdaq: NAVI) helps customers navigate the path to financial success. Servicing more than $300 billion in student loans, the company supports the educational and economic achievements of more than 12 million Americans. A growing number of government and higher education clients rely on Navient for proven solutions to meet their financial goals. Created from the strategic separation of Sallie Mae, Navient began trading on Nasdaq as an independent company on May 1, 2014. Learn more at navient.com.

Contact:

Media: Patricia Nash Christel, 302-283-4076, patricia.christel@navient.com

Investors: Joe Fisher, 302-283-4075, joe.fisher@navient.com

Customers: 888-272-5543

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